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                                                                     EXHIBIT 5.1

                               FORM OF OPINION OF
                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                                                    212-859-8296

December 11, 1998                                            (FAX: 212-859-8588)


El Paso Energy Corporation

and DeepTech International Inc.

1001 Louisiana Street
Houston, Texas 77002

Ladies and Gentlemen:


     We are acting as special counsel to El Paso Energy Corporation, a Delaware corporation ("El Paso Energy") and DeepTech International Inc., a Delaware corporation ("DeepTech"), in connection with the Registration Statement on Form S-3, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), to register the resale by the holders of the 12% Senior Notes Due 2000 of DeepTech (the "Securities") and the associated guarantees by El Paso Energy (the "Guarantees," and collectively with the Securities, the "Guaranteed Securities"). As a result of a holding company reorganization effected August 1, 1998, El Paso Natural Gas Company ("EPNG") became a wholly owned subsidiary of El Paso Energy and El Paso Energy succeeded EPNG as the publicly traded corporation. In conjunction with the merger of DeepTech with EPNG or El Paso Energy (the "Merger") pursuant to the Agreement and Plan of Merger dated as of February 27, 1998, as amended, and the solicitations of consents to certain waivers and amendments by EPNG and DeepTech pursuant to a consent solicitation statement with respect to the Securities, EPNG agreed that EPNG or El Paso Energy, as successor to EPNG, would guarantee the Securities and would register the resales of such Guarantees under the Securities Act of 1933, as amended, if the Merger were effected between DeepTech and a subsidiary of El Paso Energy. Based upon elections made by stockholders of DeepTech, the Merger was effected as a merger of a subsidiary of El Paso Energy into DeepTech, and accordingly El Paso Energy issued the Guarantees. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.



     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals, or certified, conformed or reproduction copies of such agreements, instruments, documents and records of El Paso Energy and DeepTech, such certificates of public officials and such other documents, and
(iii) reviewed such information from officers and representatives of El Paso Energy and DeepTech as we have deemed necessary or appropriate for the purposes of this opinion.



     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents relevant hereto and certificates and oral or written statements and other information of or from representatives of El Paso Energy and DeepTech and others and assume compliance on the part of all parties to such documents with their covenants and agreements contained therein.



     We also have assumed, with respect to all parties to the documents relevant hereto other than El Paso Energy and DeepTech, that such parties have the power and authority to enter into and perform such documents and to consummate the transactions contemplated thereby, that such documents have been duly authorized, executed and delivered by such parties and constitute legal, valid and binding obligations of such parties enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under such documents and all laws applicable thereto. As to various questions of fact relevant to such opinion, we have relied upon, and have assumed the accuracy of, certificates and oral or

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written statements and other information of or from public officials, officers or representatives of El Paso Energy and DeepTech, and others.



     Based upon the foregoing, it is our opinion that the Guarantees and the Securities have been duly authorized and executed by El Paso Energy and DeepTech, respectively, and constitute legal, valid and binding obligations of El Paso Energy and DeepTech, respectively.



     Our opinion given above is subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect affecting creditors' rights generally; (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person; and (iv) provisions in the Guarantees or the indenture which relates to the Securities (the "Indenture") that provide that El Paso Energy's or DeepTech's liability thereunder shall not be affected by actions or failures to act on the part of the holders of the Guaranteed Securities or the trustee of the Indenture or by amendments or waivers of provisions of documents governing the guaranteed obligations might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations.



     We express no opinion as to the enforceability of any provisions of the Guarantees or the Indenture containing any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a "Waiver") in the Guarantees or the Indenture insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to El Paso Energy or DeepTech thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions).



     We express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture, the Guarantees or the Securities relating to indemnification or contribution.



     The opinion expressed herein is limited to the laws of the United States of America and the laws of the State of New York. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.



     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Experts" in the Prospectus forming a part of the Registration Statement as having passed upon the legality, validity and binding effect of the Guaranteed Securities. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                            Very truly yours,

                                            Fried, Frank, Harris, Shriver &
                                            Jacobson

                                            By:     /s/ WARREN DE WIED
                                              ----------------------------------
                                                        Warren de Wied

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